PROSPECTUS and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each	Dated January 4, 2021
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $19,700,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$600,000,000 1.450% Fixed Rate Senior Notes Due January 15, 2031

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVL0 / US24422EVL00

Date of Issue:	January 7, 2021

Maturity Date:	January 15, 2031

Principal Amount:	$600,000,000

Price to Public:	99.721% plus accrued interest, if any, from January 7, 2021

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2021 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.450% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$127,500,000
BofA Securities, Inc.	$127,500,000
Citigroup Global Markets Inc.	$127,500,000
HSBC Securities (USA) Inc.	$127,500,000
Academy Securities, Inc.	$18,000,000
BNP Paribas Securities Corp.	$18,000,000
PNC Capital Markets LLC	$18,000,000
Siebert Williams Shank & Co., LLC	$18,000,000
SMBC Nikko Securities America, Inc.	$18,000,000
Total	$600,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.246% plus accrued interest, if any, from January 7, 2021.